Exhibit 10.1

Execution Version

BOARD REPRESENTATION AGREEMENT

THIS BOARD REPRESENTATION AGREEMENT, dated as of August 1, 2019 (this “Agreement”), is entered into by and between Archrock, Inc., a Delaware corporation (the “Company”), and JDH Capital Holdings, L.P., a Texas limited partnership (“JDH”). The Company and JDH are herein referred to as the “Parties.” Capitalized terms used but not defined herein shall have the meaning assigned to such terms in that certain Asset Purchase Agreement, dated as of June 23, 2019, by and between Archrock Services, L.P., a Delaware limited partnership and a wholly owned subsidiary of the Company (“ASLP”), the Company and Elite Compression Services, LLC, a Delaware limited liability company (“Elite”) (the “Purchase Agreement”).

Recitals

WHEREAS, JDH is an Affiliate of Elite;

WHEREAS, this Agreement is entered into in connection with the transactions contemplated by the Purchase Agreement, pursuant to which ASLP agreed to purchase from Elite, and Elite agreed to sell to ASLP, substantially all of the assets of Elite, in exchange for (i) an amount of cash equal to $205,000,000 and (ii) 21,656,683 newly issued shares of common stock, par value $0.01 per share (“Company Common Stock”), of the Company, issued to JDH;

WHEREAS, pursuant to Section 6.16 of the Purchase Agreement, the Company agreed to take such action prior to Closing as is necessary to (i) increase the number of positions on the board of directors of the Company (the “Board”) by one and (ii) cause an individual designated by Elite and satisfying the independence standards under the rules of the New York Stock Exchange and reasonably acceptable to the Company (any such individual, including, for the avoidance of doubt, the Initial Seller Designee (as defined below) or any Replacement Designee (as defined below), a “Seller Designee”) to be appointed to the Board until the next annual meeting of stockholders of the Company, in each case effective as of the Closing Date; and

WHEREAS, to induce the parties thereto to enter into the transactions contemplated by the Purchase Agreement, each of the Parties is required to deliver this Agreement, duly executed by each of the Parties, contemporaneously with the closing of the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties hereto, the Parties hereby agree as follows:

Agreement

Section 1.                Director Designation Rights.

(a)               General. Beginning on the date of this Agreement and ending on the Designation Right Termination Date (as defined below), the Company shall include a Seller Designee meeting the requirements set forth in Section 2 on the slate of nominees for election to the Board at each annual meeting of stockholders of the Company (and shall recommend in the proxy statement to be distributed in connection with the applicable annual meeting that stockholders vote in favor of such Seller Designee’s election) for so long as JDH continues to satisfy the Minimum Holding Threshold (as defined below). For purposes of this Agreement, the “Designation Right Termination Date” shall be the date on which JDH or its successors (together with all Affiliates of such Person) ceases to hold on an aggregate basis at least 7.5% of the then-issued and outstanding shares of Company Common Stock (the “Minimum Holding Threshold”). The initial Seller Designee designated pursuant to this Section 1(a) as of the Closing Date (and who shall be appointed by the Company to the Board as of the Closing Date) is Jeffery D. Hildebrand (the “Initial Seller Designee”), subject to and conditioned upon the Initial Seller Designee’s execution of a Confidentiality and Non-Disclosure Agreement in the form attached hereto as Annex A (the “Confidentiality Agreement”), dated as of the Closing Date. JDH may elect, at its sole discretion, to designate a new individual to serve as the Seller Designee at any time by written notice to the Company; provided, that such Person has executed the Confidentiality Agreement.

(b)               Removal of Designee. Directors of the Company are subject to removal pursuant to the applicable provisions of the organizational documents of the Company; provided, however, for as long as this Agreement remains in effect, subject to applicable law, the Seller Designee or any Replacement Designee may only be removed or required to resign with the consent of JDH. JDH may remove or cause the Seller Designee to resign from the Board at any time, with or without cause.

(c)               Vacancies; Replacement Designee. Prior to the Designation Right Termination Date, any vacancy created by the death, resignation or removal of the Seller Designee shall, upon receipt of written instructions from JDH (or such successors or Affiliates holding the Minimum Holding Threshold) identifying a replacement designee who satisfies the requirements of a Seller Designee set forth in Section 2 (the “Replacement Designee”), be filled by the Board pursuant to such instructions within three business days of receipt of such instructions. Prior to the Designation Right Termination Date, such Replacement Designee shall serve until the Company’s next ensuing annual meeting of stockholders and, at such meeting and each subsequent annual meeting of stockholders of the Company, shall be included on the slate of nominees for election to the Board and recommended by the Board in accordance with the terms of this Agreement. The resignation by any Seller Designee shall not be effective until JDH shall have designated a Replacement Designee pursuant to this Section 1(c). For the avoidance of doubt, any Seller Designee that ceases to be a member of the Board (whether by removal, retirement or otherwise) can only be replaced by JDH pursuant to the terms of this Agreement; provided, however, that if JDH fails to designate a Replacement Designee within 30 days of any vacancy of the Seller Designee, the Company may appoint an interim successor director until JDH makes such designation.

(d)               D&O Insurance. At all times Seller Designees and Replacement Designees (i) while serving as a member of the Board, shall be entitled to coverage under any “directors’ and officers’” liability insurance maintained by the Company (or any Person on behalf of the Company) and (ii) shall be entitled to all other rights to indemnification, advancement of expenses and exculpation, in each case, as are then made available to any other present or former member of the Board (in such capacity). For clarity, no adverse amendment to such rights will be effective as to a Seller Designee or Replacement Designee on a go forward basis without such Seller Designee or Replacement Designee’s written consent.

(e)               Business Opportunities. Without limiting the effect of this Agreement or the Purchase Agreement, from and after the the date hereof, to the fullest extent permitted by applicable law, the Company, on behalf of itself and its Subsidiaries (including ASLP), renounces any interest or expectancy of the Company and its Subsidiaries in, or in being offered an opportunity to participate in, any business opportunities that are from time to time presented to JDH or any of its Affiliates (whether present or future) or any of their respective Representatives, Affiliates or Subsidiaries, including any director (including, for the avoidance of doubt, any Seller Designee or Replacement Designee) of the Company who is also an Affiliate or Subsidiary of JDH or a Representative of such an Affiliate or Subsidiary of JDH (each, a “Specified Party”), even if the business opportunity is one that the Company or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no Specified Party shall have any duty to communicate or offer any such business opportunity to the Company or be liable to the Company or any of its Subsidiaries or any equityholder, including for breach of any fiduciary or other duty, as a director, or equityholder or otherwise, unless, in the case of a Person who is a director (including, for the avoidance of doubt, any Seller Designee or Replacement Designee) of the Company, such business opportunity is offered to such director in his or her capacity as a director of the Company. The Company has taken and agrees to take such action (including through the Board) as is necessary to give full effect to the renunciation contemplated by this Section 1(e).

(f)               Termination of Designation Rights. Upon the Designation Right Termination Date, the right of JDH (or such successors or Affiliates holding the Minimum Holding Threshold) to designate a Seller Designee shall terminate and, if requested in writing by the Board, the Seller Designee then serving on the Board, promptly shall resign as a member of the Board. If the Seller Designee does not resign upon such request, then a majority of the other directors then serving on the Board may remove the Seller Designee as a member of the Board.

(g)               Conflicts of Interest; Recusal; No Compensation. Notwithstanding any rights to be granted or provided to a Seller Designee hereunder, the Board may exclude the Seller Designee from access to any Board or Committee materials or information or meeting or portion thereof or written consent if the Board determines, in good faith (after reasonable consultation with the Seller Designee regarding the reasons therefor), that including the Seller Designee in discussions relating to such determination or providing the Seller Designee with such access would reasonably be expected to result in a conflict of interest with the Company; provided, that (i) such exclusion shall be limited to the portion of the Board or Committee material or information and/or meeting or written consent that is the basis for such exclusion and shall not extend to any portion of the Board or Committee material and/or meeting that does not involve or pertain to such exclusion and (ii) the Seller Designee shall be given reasonable prior written notice of such exclusion (or, if prior notice is not practicable, as promptly as practical thereafter). The matters set forth on Annex B hereto shall be deemed to involve a conflict of interest with the Company (it being understood that Annex B has been provided for illustrative purposes and, for the avoidance of doubt, the exclusion of a matter from Annex B shall not be deemed an indication or determination that such matter does not involve a conflict of interest). Subject to the foregoing provisions of this clause (g), a Seller Designee shall receive the same information provided to other members of the Board, at the same time as such information is provided to other members of the Board and including monthly information packages, shall be provided with reasonable access to management and shall be entitled to receive customary reimbursement of fees and expenses incurred in connection with his or her service as a member of the Board and/or any Committee thereof consistent with the Company’s policies applicable to the other members of the Board. A Seller Designee shall not be entitled to compensation from the Company, including compensation paid to other directors of the Company in the ordinary course.

Section 2.                Director Qualifications. Any Seller Designee shall be required to have the following qualifications, as determined in the reasonable judgment of a majority of the other members of the Board: (a) such Seller Designee shall be required to have the requisite skill and experience to serve as a director of a public company and (b) such Seller Designee shall not have been prohibited from serving as a director pursuant to any rule or regulation of the Securities and Exchange Commission or any national securities exchange on which shares of the Company Common Stock are listed or admitted to trading. JDH agrees (x) upon the Company’s request to timely provide the Company with accurate and complete information relating to any Seller Designee as may be required to be disclosed by the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder and (y) to cause such Seller Designee to comply with the Section 16 obligations under the Exchange Act. Any Seller Designee shall be required to agree to and be bound by any policies or procedures of the Board that are applicable to other non-employee directors, including, for the avoidance of doubt, the Company’s insider trading policy, corporate governance guidelines and code of business conduct.

Section 3.                Miscellaneous.

(a)               Entire Agreement. This Agreement is intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings other than those set forth or referred to herein with respect to the rights granted by the Company, JDH, the Seller Designee or any of their respective Affiliates. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.

(b)               Notices. All notices and demands provided for in this Agreement shall be in writing and shall be given as provided in the Purchase Agreement.

(c)               Interpretation. Section references in this Agreement are references to the corresponding Section to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever any determination, consent or approval is to be made or given by a Party, such action shall be in such Party’s sole discretion, unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (i) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect and (ii) the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

(d)               Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of Laws. Any action against any Party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the Parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(e)               Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(f)                No Waiver; Modifications in Writing.

(i)                 Delay. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.

(ii)              Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by each of the Parties hereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement and any consent to any departure by a Party from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on a Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any Party shall not be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

(g)               Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission constitutes effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement. Signatures of the Parties transmitted by facsimile or electronic transmission will be deemed to be their original signatures for any purpose whatsoever.

(h)               Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any Party hereto without the prior written consent of each of the other Parties.

(i)                 Independent Counsel. Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived.

(j)                 Specific Enforcement. Each of the Parties acknowledges and agrees that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any Party, that this Agreement shall be specifically enforceable and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order without a requirement of posting bond. Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(k)               Further Assurances. Each of the Parties hereto shall, from time to time and without further consideration, execute such further instruments and take such other actions as any other Party hereto shall reasonably request in order to fulfill its obligations under this Agreement to effectuate the purposes of this Agreement, including to ensure that the obligations of the Company under this Agreement survive and bind any successor of the Company (including as a result of an acquisition of the Company).

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

ARCHROCK, INC.

By:	/s/ D. Bradley Childers
Name:	D. Bradley Childers
Title:	President and Chief Executive Officer

JDH CAPITAL HOLDINGS, L.P.

By: JDH Capital Company, its general partner

By:	/s/ Ryan Connelly
Name:	Ryan Connelly
Title:	Managing Director

Signature Page to Board Representation Agreement

Annex A

Form of Confidentiality and Non-Disclosure Agreement

This Confidentiality and Non-Disclosure Agreement (this “Agreement”) is made this August 1, 2019, by and between Archrock, Inc. (the “Company”) and Jeffery D. Hildebrand (the “Recipient”). The Company and the Recipient are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Recipient is a member of the Board of Directors (“Board”) of the Company or a person who may be granted by the Board, from time to time, the opportunity to attend meetings of the Board and to receive materials delivered to members of the Board;

WHEREAS, in connection with such activities, the Recipient may receive certain information considered to be proprietary or confidential by the Company; and

WHEREAS, the Parties desire to maintain the confidentiality of information provided by the Company to the Recipient and to provide a procedure designed to protect such proprietary or confidential information from unauthorized use and disclosure.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the Parties agree as follows:

1.                  The term “Information,” as used in this Agreement, shall mean any and all non-public, confidential and/or proprietary information furnished or disclosed, on or after the date hereof, to the Recipient by the Company or on the Company’s behalf, whether such information is written, oral or graphic, and whether included in any analyses, compilations, studies, reports, or other documents or presentations, including but not limited to, financial plans and records, marketing plans, business strategies and relationships with third parties, present and proposed products, trade secrets, information regarding customers and suppliers, strategic planning and systems, and contractual terms.

2.                  Except to the extent set forth in a written consent to disclosure of Information from the Board, the Recipient shall consider the Information received from the Company confidential and proprietary, shall take all reasonable actions to protect and maintain the confidentiality of such Information and protect such Information from disclosure in any form whatsoever. Such actions shall include, without limitation, not discussing the Information with any present or past stockholder or employee of the Company who is not subject to an agreement with the Company in the same form as this Agreement without the prior written consent of the Board; provided, however, that the parties agree that, so long as the Recipient is a member of the Board, he or she shall be entitled to discuss Information with present employees of the Company in the exercise of her or his duties as a member of the Board.

3.                  Notwithstanding anything contained in this Agreement to the contrary, the Recipient may disclose the Information received from the Company with the individuals listed on Schedule A hereto.1

1 Schedule A to include the designee’s counsel and officers, employees and professional advisors of JDH Capital (including legal, tax and accounting advisors and Jason Rebrook).

4.                  Following receipt of a written request from the Board, the Recipient shall deliver to the Company or destroy (at the Recipient’s option) any copies of the Information in the Recipient’s possession, and the Recipient shall certify in writing to its compliance with this Section 4. Notwithstanding the foregoing, however, the Recipient may retain copies of the Information for reasonable legal or regulatory purposes.

5.                  The Parties agree that no failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof.

6.                  Notwithstanding anything to the contrary, the term “Information” shall not include any information that:

a.	is or becomes generally known or available to the public through no breach hereof by the Recipient;

b.	was lawfully obtained by the Recipient other than in her or his capacity as a member of the Board;

c.	was independently developed by or for the Recipient, or acquired by the Recipient, without any use of or reference to such Information; or

d.	was obtained from, or available to the Recipient by, a third party which, to the Recipient’s knowledge, was not bound by any confidentiality obligation to Company which would prohibit such third party from disclosing such information to the Recipient.

7.                  In the event that the Recipient is compelled, requested or required (orally or in writing) by a regulatory authority, law, regulation, oral questions, requests for information or documents, interrogatories, subpoena, court order, deposition, administrative proceeding, inspection, audit, civil investigative demand, formal or informal investigation by any government authority or agency or other similar legal process to disclose any Information, the Recipient shall provide to the Company in writing prompt notice (if legally permissible and practicable) of any such request or requirement so that the Company may, at its own cost, intervene and seek an appropriate protective order or waive certain of the Recipient’s obligations under this Agreement. Failing the entry of a protective order or the receipt of a waiver hereunder, if the Recipient, on the advice of its counsel, is required or compelled to disclose Information, the Parties agree that the Recipient may disclose that portion of Information that, on the advice of the Recipient’s counsel, the Recipient is required or compelled to disclose. In any event, the Recipient shall reasonably cooperate with the Company, at the Company’s own cost, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Information.

8.                  This Agreement constitutes the entire agreement of the Parties with respect to any obligation which the Parties have to protect Information disclosed to them, and supersedes any prior or contemporaneous agreements and understandings in connection therewith. This Agreement may be amended, waived, revoked or terminated only by a written agreement signed by both Parties which makes specific reference to this Agreement.

9.                  The Parties acknowledge and agree that the Company may be irreparably damaged by any breach of this Agreement. In addition to the rights and remedies otherwise available at law or in equity, the Parties agree that the Company shall be entitled to seek equitable relief, including an injunction or specific performance, in the event of any breach of this Agreement by the Recipient. Further, in the event that the Board determines that the Recipient has breached this Agreement, at the request of the Board, the Recipient shall tender his or her resignation from the Board.

10.                  This Agreement may be executed in multiple counterparts each of which shall be deemed an original hereof and all of which when taken together shall constitute one and the same document. The provisions of this Agreement shall be in addition to, and shall not in any way reduce or modify, the duties of any member of the Board with respect to the matters contained herein under the Company’s certificate of incorporation or bylaws or under applicable Delaware fiduciary or other law.

11.                  This Agreement shall be governed by the laws of the State of Delaware, without regard to conflicts of law principles.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

ARCHROCK, INC.

By:	/s/ D. Bradley Childers	/s/ Jeffery D. Hildebrand
Name:	D. Bradley Childers	Name of Recipient: Jeffery D. Hildebrand
Title:	president and chief executive officer

Annex B

Conflicts of Interest

•	Any matter relating to Hilcorp Energy Company, Harvest Midstream Company or any of their Affiliates, including matters related to providing services to such parties.

•	Pricing terms of contract compression services, rental of equipment, aftermarket services, parts sales, compression installation services and ancillary services (collectively, “Pricing Terms”) provided by the Company to its customers.

•	Allocations of capital expenditures or horsepower in support of commercial relationships of the Company.

•	Information with respect to potential mergers, acquisitions, divestitures and purchase-leaseback opportunities, to the extent of Pricing Terms or specific, confidential customer information contained therein.

•	Pricing terms from the Company’s major suppliers.

B-1